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                                                                    Exhibit 10.5


                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made as of the 26th day of July, 2004, by and among NEWSWEB CORPORATION, an Illinois corporation ("PURCHASER"), and SPANISH BROADCASTING SYSTEM OF ILLINOIS, INC., a Delaware corporation ("SELLER").

      WHEREAS, the following wholly-owned, single-purpose subsidiaries of Seller (collectively the "SELLER AFFILIATES") are the licensees of the following radio broadcast stations (collectively the "STATIONS"): WDEK Licensing, Inc., a Delaware corporation: WDEK(FM), licensed to DeKalb, Illinois; WKIE Licensing, Inc, a Delaware corporation.: WKIE(FM), licensed to Arlington Heights, Illinois; and WKIF Licensing, Inc., a Delaware corporation: WKIF(FM), licensed to Kankakee, Illinois;

      WHEREAS, Seller owns the assets which are used in the operation of the Stations;

      WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain of the radio station properties and assets relating to the Stations as described herein under the terms and conditions herein set forth; and

      WHEREAS, Purchaser intends to assign its right, title and interest in each of the Stations to separate Affiliates and Seller agrees to such assignment.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE 1.
                           DEFINITIONS AND REFERENCES

      Capitalized terms used herein without definition shall have the respective meanings assigned thereto in Annex I attached hereto and incorporated herein for all purposes of this Agreement (such definitions to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise specified, all references herein to "Articles," "Sections," "Exhibits" and "Schedules" are to Articles, Sections, Exhibits or Schedules of this Agreement. The word "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. The word "or" shall not be exclusive and provisions shall apply, when appropriate, to successive events and transactions.

                                   ARTICLE 2.
                                PURCHASE AND SALE

  2.1.  PURCHASE AND SALE OF ASSETS.

      Subject to the conditions set forth in this Agreement, at the Closing, Seller shall assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all right, title and interest of Seller in and to the following assets relating to the Stations (the "PURCHASED ASSETS"), free and clear of all Liens (other than Permitted Liens):

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      2.1.1. FCC LICENSES.

            All licenses, construction permits or authorizations issued by or pending before the FCC for use in the operation of the Stations that are set forth on Schedule 2.1.1 attached hereto, together with any and all renewals, extensions and modifications thereof (the "FCC LICENSES").

      2.1.2. OWNED TRANSMITTER SITE.

            The real property, improvements and fixtures owned by Seller at the sites described on Schedule 2.1.2 hereto (the "OWNED TRANSMITTER SITE").

      2.1.3. LEASED TRANSMITTER SITES.

            The leasehold interests of Seller at each of the sites described on
Schedule 2.1.3 hereto (the "LEASED TRANSMITTER SITES" and together with the Owned Transmitter Site, the "TRANSMITTER SITES").

      2.1.4. TRANSMISSION EQUIPMENT.

            The broadcast towers, antennas, main and back-up transmitters and generators, STLs and other tangible personal property owned by Seller and located, or otherwise held for use, at the Transmitter Sites that are set forth on Schedule 2.1.4 hereto, together with replacements thereof and additions thereto made between the date hereof and the Closing (the "TRANSMISSION EQUIPMENT").

      2.1.5. STUDIO SITE.

            The leasehold interest of Seller at the site described on Schedule
2.1.5 hereto together with replacements thereof and additions thereto made between the date hereof and the Closing (the "STUDIO SITE").

      2.1.6. STUDIO EQUIPMENT.

            The studio equipment as described on Schedule 2.1.6 hereto together with replacements thereof and additions thereto made between the date hereof and the Closing (the "STUDIO EQUIPMENT").

      2.1.7. OFFICE EQUIPMENT.

            The office equipment as described on Schedule 2.1.7 hereto together with replacements thereof and additions thereto made between the date hereof and the Closing (the "OFFICE EQUIPMENT").

      2.1.8. CERTAIN INTANGIBLE PROPERTY.

            The call letters of the Stations as described on Schedule 2.1.8 hereof (the "CALL LETTERS").

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      2.1.9. BUSINESS RECORDS.

            Unless as may be otherwise required by law, the books, files and records related to the Purchased Assets, such as property tax records, equipment instruction material and warranties, logs, all materials maintained in the FCC public file relating to the Stations, technical data, political advertising records and all other records, correspondence with and documents pertaining to the operation of the station and governmental authorities and similar third parties (the "BUSINESS RECORDS").

      2.1.10. EQUIPMENT WARRANTIES.

      The manufacturer and vendor warranties, if any, on the Transmission Equipment, Studio Equipment and Office Equipment as are set forth in Schedule
2.1.10 hereto (the "Equipment Warranties").

      2.1.11. SECURITY DEPOSIT.

      Seller's interest in the Security Deposit in the amount of One Thousand Six Hundred Dollars ($1,600.00) held by Sonsinger Broadcasting Company of Chicago, LLC pursuant to Tower Lease Agreement between Big City Radio, Inc. and Sonsinger Broadcasting Company of Chicago, LLC dated September 17, 1998 and the Consent to Assignment, Assumption and Estoppel dated as of January 24, 2003.

      2.1.12. OTHER TANGIBLE AND INTANGIBLE ASSETS.

            All other fixed, tangible and intangible assets used and usable in the operations of the Stations together with replacements thereof and additions thereto made between the date hereof and the Closing.

  2.2.  EXCLUDED ASSETS.

            Notwithstanding the terms of Section 2.1, Seller shall not assign, transfer, convey or deliver to Purchaser, and Purchaser shall not purchase and accept, and the Purchased Assets shall not include, any of Seller's right, title and interest in and to any of the following assets (the "EXCLUDED ASSETS"):

      2.2.1. CASH.

            All cash and cash equivalents of Seller or the Stations on hand on the day immediately preceding the Closing Date.

      2.2.2. RECEIVABLES.

            Any Accounts Receivable, notes receivable or other receivables of Seller (including Tax refunds).

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      2.2.3. DEPOSITS AND PREPAID EXPENSES.

            All deposits and prepaid expenses of the Stations.

      2.2.4. INTELLECTUAL PROPERTY.

            That Intellectual Property of Seller set forth on Schedule 2.2.4 hereof.

      2.2.5. CERTAIN BOOKS AND RECORDS.

            Seller's corporate seal, minute books, charter documents, corporate stock record books and other books and records that pertain to the organization of Seller.

      2.2.6. SECURITIES.

            All securities of any kind owned by Seller.

      2.2.7. INSURANCE.

            All insurance contracts or proceeds thereof.

      2.2.8. TIME SALES AGREEMENTS.

            All time sales agreements or barter rights of the Stations.

      2.2.9. PRE-CLOSING CLAIMS.

            All claims arising out of acts occurring prior to the Closing Date, or claims that relate to the period prior to the Closing Date.

      2.2.10. RIGHTS UNDER THIS AGREEMENT.

            All of the rights of Seller under or pursuant to this Agreement.

      2.2.11. EMPLOYEE BENEFIT PLANS.

            All pension, profit sharing, retirement, bonus, medical, dental, life, accident insurance, disability, executive or deferred compensation, and other similar fringe or employee benefit plans.

  2.3.  ASSUMED LEASES.

      At the Closing, Purchaser shall assume the obligations of Seller for periods on and after the Closing Date under the leases set forth on Schedule 2.1.3, Schedule 2.1.5 and Schedule 2.3 hereof (the "ASSUMED LEASES"), and Purchaser agrees to pay and perform the Assumed Leases from and after the Closing Date.

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  2.4.  ASSUMED CONTRACTS.

      At the Closing, Purchaser shall assume the obligations of Seller for periods on and after the Closing Date under the agreements set forth on Schedule
2.4 hereof (the "Assumed Contracts"), and Purchaser agrees to pay and perform the Assumed Contracts from and after the Closing Date. Except as specifically set forth in the preceding sentence, Purchaser does not assume and shall in no event be liable for any Liability of the Stations or Seller, including any Liabilities with respect to any employees of Seller.

  2.5.  EXCLUDED LIABILITIES.

      Except for the Assumed Leases and Assumed Contracts, Purchaser shall not assume or be liable for and Seller shall retain, pay, perform and discharge when due, and indemnify and hold Purchaser harmless in accordance with Article 13 from and against, any other Liabilities of Seller (the "EXCLUDED LIABILITIES"), including the following Liabilities: All Taxes of Seller or attributable to the Business or the Stations Assets for any period, or any portion of any period, ending prior to the Closing Date.

      2.5.1 All Taxes of Seller attributable to the business of operating the Stations or the Purchased Assets resulting from the transactions contemplated hereby (except as provided in Section 3.6.2).

      2.5.2 All Liabilities relating to or arising out of Tradeout Agreements and all other Excluded Assets.

      2.5.3 Any Liabilities of Seller under this Agreement.

      2.5.4 Any Liabilities arising out of any severance policy of Seller or any severance agreement or similar arrangement between Seller and any employee of Seller that also results or arises from the transactions contemplated by this Agreement.

      2.5.5 Any Liabilities for severance or any similar obligation of Seller arising by operation of Law that results or arises from the transactions contemplated by this Agreement.

      2.5.6 Any Liabilities arising out of vacation benefits for any employee of Seller that accrued or were earned prior to the Closing Date.

      2.5.7 All Liabilities arising out of or relating to the ownership of the Stations Assets or operation of the Stations, Purchased Assets or the Stations prior to the Closing Date.

                                   ARTICLE 3.
                             PURCHASE PRICE; CLOSING

  3.1.  PURCHASE PRICE.

      The purchase price for the Purchased Assets shall be Twenty-Eight Million Dollars ($28,000,000.00) (the "PURCHASE PRICE"). Purchaser shall pay the Purchase Price in cash to

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Seller at Closing by wire transfer of immediately available funds to an account or accounts identified by Seller in writing prior to Closing.

  3.2.  ESCROW DEPOSIT.

      Upon the execution of the Escrow Agreement, concurrent with the execution of this Agreement, Purchaser, by bank wire transfer of immediately available funds, shall deposit in escrow with SunTrust Bank, a Georgia banking corporation, acting as escrow agent on the parties' behalf ("ESCROW AGENT"), a deposit ("DEPOSIT") in the amount of One Million Four Hundred Thousand Dollars ($1,400,000.00). The Deposit shall be security for the consummation of the sale of the Purchased Assets and shall be held in escrow pursuant to a separate escrow agreement ("ESCROW AGREEMENT") entered into between Seller, Purchaser and the Escrow Agent in the form of Exhibit A hereto. In the event of any conflict between this Agreement and the Escrow Agreement, the terms of the Escrow Agreement shall control. The Deposit shall be invested and disbursed in accordance with the terms of the Escrow Agreement.

  3.3.  TIME OF CLOSING.

      The closing for the sale and purchase of the Purchased Assets (the "CLOSING") shall be conducted via electronic mail, with original signatures to follow via overnight courier, or in such other manner as shall be mutually agreed upon by Seller and Purchaser. Subject to the satisfaction of the conditions precedent set forth in Article 8 and Article 9 of this Agreement, the Closing shall occur on such date (the "CLOSING DATE") that is the fifth (5th) Business Day after the latter of the date on which the FCC Assignment Order or the FCC Renewal Order for each of the Stations shall have become a Final Order. The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

  3.4.  CLOSING PROCEDURES.

      At the Closing, Seller shall deliver to the appropriate Purchaser Affiliate, as directed by Purchaser, all Ancillary Agreements in the name of the appropriate Purchaser Affiliate. Against such delivery, Purchaser shall, or cause Purchaser's Affiliates to (a) pay the Purchase Price to Seller in accordance with Section 3.1 above and (b) execute and deliver an assumption agreement with respect to the Assumed Contracts in a form reasonably acceptable to both Seller and Purchaser. Each party will cause to be prepared, executed and delivered all other documents required to be delivered by such party pursuant to this Agreement and all other appropriate and customary documents as another party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed. The Purchaser shall remain primarily liable as a guarantor for all Purchaser Affiliates.

  3.5.  ALLOCATION OF PURCHASE PRICE.

      3.5.1. Seller and Purchaser each represent, warrant, covenant, and agree with each other that the Purchase Price shall be allocated among the classes of Purchased Assets for each Station for all purposes (including financial, accounting and Tax purposes), as agreed by the parties

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within ninety (90) days after the Closing Date. If Seller and Purchaser are unable to agree on such allocation within ninety (90) days following execution of this Agreement, Seller and Purchaser agree to retain a nationally recognized appraisal firm experienced in valuing radio broadcast properties which is mutually acceptable to Seller and Purchaser (the "Appraisal Firm") to appraise the classes of Purchased Assets of each Station. The Appraisal Firm shall be instructed to perform an appraisal of the classes of Purchased Assets of each Station and to deliver a report to Seller and Purchaser as soon as reasonably practicable. The fees, costs and expenses of the Appraisal Firm, whether or not the transactions contemplated hereby are consummated, shall be paid and borne equally by Seller and Purchaser. If the agreed upon allocation of the purchase price is disputed by any Governmental Authority, the party receiving notice of such dispute shall promptly notify the other party hereto concerning the existence and resolution of such dispute. Notwithstanding the terms of this
Section 3.5.1, the Purchase Price for the Owned Transmitter Site must be separately allocated on or prior to the Closing Date.

      3.5.2. Seller and Purchaser agree, pursuant to Section 1060 of the Code, that the Purchase Price shall be allocated in accordance with this Section 3.5.1, and that all Tax returns and reports shall be filed consistent with such allocation. Notwithstanding any other provision of this Agreement, the provisions of this Section 3.5. shall survive the Closing Date without limitation.

  3.6.  PRORATIONS.

      3.6.1. All items of income and expense arising from the operation of the Stations with respect to the Purchased Assets and the Assumed Contracts on or before the close of business on the Closing Date shall be for the account of Seller and thereafter shall be for the account of Purchaser. Proration of the items described below between Seller and Purchaser shall be effective as of 12:00 midnight, local time, on the Closing Date and shall occur as follows with respect to those rights, liabilities and obligations of Seller transferred to and assumed by Purchaser hereunder.

      3.6.2. Liability for state and local Taxes assessed on the Purchased Assets payable with respect to the tax year in which the Closing Date falls shall each be prorated as between Seller and Purchaser on the basis of the number of days of the Tax year elapsed to and including the Closing Date. Notwithstanding the terms of this Section 3.6.2, liability for all real estate Taxes accrued but not yet payable as of the Closing Date on the Owned Transmitter Site shall be prorated as of the Closing Date based upon 110% of the last ascertainable real estate tax bill and upon the actual number of days in the calendar year in which the Closing occurs. The Seller shall be responsible for all real estate general property (ad valorem) taxes accruing by reason of any improvements to the Owned Transmitter Site made up to the Closing. In the event that at the time of the Closing, the Owned Transmitter Site or any portion thereof shall be or shall have been affected by any assessment, levy, charge or other imposition that is or may become payable in installments, then for purposes of this Agreement, all of the unpaid installments thereof shall be considered due and payable and liens upon the Owned Transmitter Site affected thereby and shall be paid and discharged by the Seller at the Closing or, credited by the Seller at the Closing against and reduce the Purchase Price.

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      3.6.3. The FCC annual regulatory fees for the fiscal year October 1, 2004 through September 20, 2005 for the Stations which are payable in September, 2005 shall be assumed to be the same as the annual regulatory fees paid in September, 2004 and shall be prorated at Closing as of the Closing Date.

      3.6.4. Prepaid items, deposits, credits and accruals such as water, electricity, telephone, other utility and service charges, lease expenses, license fees (if any) and payments under any contracts or utility services to be assumed by Purchaser shall be prorated between Seller and Purchaser on the basis of the period of time to which such liabilities, prepaid items and accruals apply.

      3.6.5. Filing and recordation fees and any other fees incurred in connection with the transfer of title to the property being conveyed hereunder, and any applicable transfer, sales or use taxes, and all expenses incurred in connection with such filing or recordation, shall be borne equally by Seller and Purchaser.

      3.6.6. All prorations shall be made and paid insofar as feasible on the Closing Date; any prorations not made on such date shall be made as soon as practicable (not to exceed ninety (90) days) thereafter. As soon as practical within said ninety (90) day period, Purchaser shall deliver to Seller Purchaser's certificate setting forth as of the Closing Date all adjustments to be made as provided in this Article 3. Purchaser shall provide Seller or Seller's representatives access to copies of all books and records as Seller may reasonably request for purposes of verifying such adjustments. Purchaser's certificate shall be final and conclusive unless objected to by Seller in writing within thirty (30) days after delivery. Seller and Purchaser shall attempt jointly to reach agreement as to the amount of the adjustments to be made hereunder within sixty (60) days after receipt by Purchaser of such written objection by Seller, which agreement, if achieved, shall be binding upon all parties to this Agreement and not subject to dispute or review. In the event of a disagreement between Purchaser and Seller with respect to the accounting to be made hereunder, the parties agree that a public accounting firm chosen jointly by Purchaser and Seller shall be the final arbiter of such disagreement. The cost of such accounting firm shall be shared equally by the parties. Any amounts due Purchaser or Seller for the adjustments provided for herein shall be paid within ten (10) calendar days after final determination.

                                   ARTICLE 4.
                                 USE OF STUDIOS

4.1. For the period not to exceed nine (9) months following the Closing Date, Seller shall grant to Purchaser a license to use such portions of the studio located at 150 N. Michigan Avenue, Chicago, IL, as are presently being used by Seller for the operation of Stations WKIE, WKIF and WDKR. As Seller is renting the premises at 150 N. Michigan Avenue, Seller shall use its best efforts to obtain written consent from the landlord agreeing to Purchaser's occupation and use of the premises. During said license period, Purchaser shall use commercially reasonable efforts to relocate studio facilities for WKIE, WKIF and WDKR. Such license shall be substantially in the form of the Studio Use License Agreement attached as Exhibit G hereto.

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4.2.  Seller shall use its best efforts to obtain for Purchaser the continued
right to use the present main studio location for Station WKIF and the present main studio location of Station WDEK.

                                   ARTICLE 5.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby covenants, represents and warrants to Purchaser that the following are true and correct as of the date of this Agreement and will be true and correct at Closing, unless expressly stated otherwise, to wit:

  5.1.  ORGANIZATION; GOOD STANDING.

      Seller is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and Illinois. Seller has all requisite power and authority to own and lease its properties and carry on its business as currently conducted. Each Seller Affiliate is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and Illinois. Each Seller Affiliate has all requisite power and authority to be the licensee of the Station of which it is the licensee.

  5.2.  PERFORMANCE OF SELLER AFFILIATES.

      Each Seller Affiliate shall perform such acts and duties as are required to consummate this transaction.

  5.3.  DUE AUTHORIZATION.

      Subject to the FCC Assignment Order, Seller has full power and authority to enter into and perform this Agreement to carry out the transactions contemplated hereby. Seller has taken all necessary action to approve the execution and delivery of this Agreement and the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally.

  5.4.  EXECUTION AND DELIVERY.

      Neither the execution and delivery by Seller of this Agreement or the Ancillary Agreements nor the consummation by Seller of the transactions contemplated hereby or thereby will: (a) conflict with or result in a breach of any provisions of Seller's organizational documents, (b) subject to the FCC Assignment Order, violate any Law or Order of any court or Governmental Authority; or (c) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), or result in the creation of any Lien on any of the Purchased Assets pursuant to, any agreement, indenture, mortgage or other instrument to which Seller is a party or by which it or its assets may be bound or affected.

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  5.5.  GOVERNMENTAL APPROVALS.

      No approval, authorization, consent, order or other action of, or filing with, any court or Governmental Authority is required in connection with the execution and delivery by Seller of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, other than those of the FCC.

 5.6.  TITLE TO PERSONAL PROPERTY.

      Seller is the sole and exclusive legal owner of all right, title and interest in, and has good and marketable title to, all of the Purchased Assets constituting personal property, free and clear of all Liens except (a) Permitted Liens, (b) Liens which will be released on or prior to the Closing, or (c) the Assumed Contracts. Subject to Seller's right to dispose of any properties, equipment and assets in the ordinary course of business, on the Closing Date, Seller will convey to Purchaser good and valid title to such properties, equipment and assets and any other properties, equipment and assets acquired by it subsequent to the date hereof and used or usable in the business or operation of the Stations, free of any and all Liens and rights of third parties of any kind whatsoever.

  5.7.  LEASED TRANSMITTER SITES AND STUDIO SITE.

      5.7.1. Seller has valid, binding and enforceable leasehold interests, which are free and clear of all Liens except for Permitted Liens, in and to the Leased Transmitter Sites and Studio Site.

      5.7.2. Seller has not received from any Governmental Authority any notice of, and has no knowledge of, any violation of or notice of noncompliance with any zoning, building, health, fire, water use or similar Law in connection with the Leased Transmitter Sites or Studio Site. There is no zoning ordinance or building code or use or occupancy restriction or condemnation proceeding pending or, to the knowledge of Seller, threatened, which would preclude or impair the use of the Leased Transmitter Sites or the Studio Site or the improvements thereon by Purchaser, in the manner and for the purposes for which they are presently used and, to the knowledge of Seller, no fact or condition exists which would result in the termination or impairment of access of the Stations to the Leased Transmitter Sites or the Studio Site or discontinuation of necessary sewer, water, electrical, gas, telephone or other utilities or services.

  5.8.  TANGIBLE PERSONAL PROPERTY.

      Schedule 2.1.4, Schedule 2.1.6 and Schedule 2.1.7 sets forth a list, complete and accurate in all material respects, of the Purchased Assets which consist of tangible personal property. All of such tangible personal property are in good condition and working order, ordinary wear and tear excepted, and free from any known defects except such minor defects that do not interfere with the continued present use thereof by Seller and are in material compliance with all current FCC requirements and all other applicable Law.

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  5.9.  FCC LICENSES.

      Schedule 2.1.1 lists and accurately describes all of the FCC Licenses necessary for the lawful ownership and operation of the Stations and the conduct of their businesses. Seller has furnished to Purchaser true and accurate copies of all of the FCC Licenses. Each such FCC License is in full force and effect and is valid under applicable Laws; the Stations are being operated in compliance in all material respects with the Communications Act; and to the knowledge of Seller, no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) is reasonably likely to result in the revocation or termination of any FCC License or the imposition of any restriction of such a nature as would have a Material Adverse Effect, except for proceedings of a legislative or rule-making nature intended to affect the broadcasting industry generally. The Stations, each of their physical facilities, electrical and mechanical systems and transmitting and studio equipment are being operated in all material respects in accordance with the specifications of the FCC Licenses. The FCC Licenses are unimpaired by any act or omission of Seller or any of Seller's officers, directors or employees and, Seller has fulfilled and performed all of Sellers obligations with respect to the FCC Licenses and has full power and authority thereunder. No application, action or proceeding is pending for the modification of any of the FCC Licenses. No event has occurred which, individually or in the aggregate, and with or without the giving of notice or the lapse of time or both, would constitute grounds for revocation or non-renewal thereof. There are no proceedings or complaints pending or, to the knowledge of Seller, threatened at the FCC against Seller with respect to the Stations and Seller is not aware of any facts or circumstances that could reasonably provide a basis for any such proceedings or complaints.

  5.10. COMPLIANCE WITH LAW.

      On the Closing Date the operation of the Stations will be in compliance in all material respects with all applicable Law and there will be no judgment outstanding or litigation or proceeding pending or, to Seller's knowledge, threatened which affects the title or interest of Seller in or to any license or any of the other Purchased Assets or its power or right to sell, convey, transfer or assign the same to Purchaser as provided herein, or which would prevent or affect the operation and use of the same by Purchaser, as presently operated and used by Seller.

  5.11. REPORTS.

      Seller has duly filed all reports required to be filed by any Law or Order of any court or Governmental Authority and has made payment of all charges and other payments, if any, shown by such reports to be due and payable. All reports required to be filed by Seller with the FCC with respect to the Stations have been filed. Such reports and disclosures are complete and accurate in all material respects.

  5.12. TAXES.

      All Tax reports and returns required to be filed by or relating to the Purchased Assets have been filed with the appropriate Governmental Authority, and there have been paid all Taxes, penalties, interest, deficiencies, assessments or other charges due with respect to such Taxes, as reflected on the filed returns or claimed to be due by such federal, state or local taxing

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authorities (other than Taxes, deficiencies, assessments or claims which are being contested in good faith and which in the aggregate are not material). Seller has not received any written notice of any examinations or audits pending or unresolved examinations or audit issues with respect to Seller's federal, state or local Tax returns that could adversely affect the Purchased Assets. All additional Taxes, if any, assessed as a result of such examinations or audits have been paid, and to Seller's knowledge, there are no pending claims or proceedings relating to, or asserted for, Taxes, penalties, interest, deficiencies or assessments against the Purchased Assets.

  5.13. OWNED TRANSMITTER SITE.

      5.13.1. Seller has good and marketable title to the Owned Transmitter Site, free and clear of all Liens and exceptions, except for Permitted Exceptions.

      5.13.2. Seller has not received from any Governmental Authority any notice of, and has no knowledge of, any violation of or notice of noncompliance with any zoning, building, health, fire, water use or similar Law in connection with the Owned Transmitter Site. The Owned Transmitter Site is currently zoned in a manner which permits the use of the Owned Transmitter Site or the improvements thereon by Purchaser, in the manner and for the purposes for which they are presently used. There is no zoning ordinance or building code or use or occupancy restriction or condemnation proceeding pending or, to the knowledge of Seller, threatened, which would preclude or impair the use of the Owned Transmitter Site or the improvements thereon by Purchaser, in the manner and for the purposes for which they are presently used and, to the knowledge of Seller, no fact or condition exists which would result in the termination or impairment of access of the Station or to the Owned Transmitter Site or discontinuation of necessary sewer, water, electrical, gas, telephone or other utilities or services.

      5.13.3. Neither the Owned Transmitter Site nor the ground or ground water there underlying contain or are contaminated by, nor has the Owned Transmitter Site ever been utilized to release, place, treat, dispose of, discharge, generate or store for more than 90 days, any toxic, hazardous, corrosive, pesticidal or radioactive substance or material, polychlorinated biphenyls, asbestos or any other unsafe or hazardous material.

      5.13.4. There are no covenants or restrictions affecting the Owned Transmitter Site not shown in the public records.

      5.13.5. To Seller's knowledge, the Owned Transmitter Site does not contain any underground storage tanks.

      5.13.6. As of the Closing and except as elsewhere herein expressly provided for, there shall exist no contracts for the sale and purchase (including options, redemption rights and rights of first refusal) of the Owned Transmitter Site other than this Agreement, or leases, subleases, tenancies, subtenancies, reservations, licenses or other interests in, to, of, for or against the Owned Transmitter Site not of public record, or operation, management, service, labor, maintenance, cleaning, utility, brokerage, listing, construction, design or other types of contracts or instruments with respect to the Owned Transmitter Site not fully paid and performed which will survive the Closing.

      5.13.7. The Seller is not a "foreign person" as that term is defined in Internal Revenue Code Section 1445(f) (or any successor provision thereto) and the regulations thereunder.

      5.13.8. To Seller's knowledge, no violation(s) of any health, safety, building, zoning, fire, environmental, tenant right or other applicable code, ordinance, rule, regulation, order, law or statute with respect to the Owned Transmitter Site exists.

      5.13.9. To Seller's knowledge, no eminent domain or condemnation proceeding or other taking with respect to any of the Owned Transmitter Site has been commenced, noticed or threatened by any government, quasi-government, public utility or other entity having such power.

      5.13.10. to Seller's knowledge, no notice of any increased assessed valuation of the Owned Transmitter Site for purposes of real estate general property (ad valorem) taxes has been issued.

      5.13.11. There are no amounts owed to the State of Illinois, including specifically the Illinois Department of Revenue, or any successor agency or department, by the Seller or with respect to the Owned Transmitter Site that is chargeable against the Purchaser and/or the Owned Transmitter Site pursuant to 35 ILCS 5/902(d), as amended, or 35 ILCS 120/5j, as amended, or any portion of the Illinois Sales Tax Act.

      5.13.12. All of the improvements on the Owned Transmitter Site are in good working order and repair without any defects which would prevent the operation, use and function thereof in a normal and expected manner and the same comply with all legal requirements therefor.

      5.13.13. There are no actions, suits, proceedings, judgments, orders, decrees, defaults, delinquencies or deficiencies outstanding, pending or, to Seller's knowledge, threatened against the Owned Transmitter Site or the Seller which would affect the Seller's ability to perform hereunder or the continued use, maintenance, occupancy or operation of the Owned Transmitter Site in the same manner as on the date of this Agreement.

      5.13.14. The Owned Transmitter Site is free and clear of any and all mechanic liens and claims thereof or rights thereto, either inchoate or consummated.

  5.14. ENVIRONMENTAL MATTERS.

      5.14.1. Except as set forth in Schedule 5.14, with respect to the Purchased Assets, Seller is in material compliance with all Environmental Laws.

      5.14.2. Except as set forth in Schedule 5.14, the Seller is not aware of any pending or threatened litigation or proceedings before any administrative or judicial body or authority relating to the presence, release, threat of release or placement at, on or in the Owned Transmitter Site, or the generation, transportation, storage, treatment, or disposal to or at the Owned Transmitter Site, of any hazardous substance and has not received any notice of the same.

      5.14.3. To Seller's knowledge, except as set forth in Schedule 5.14, the Owned

Transmitter Site has never appeared on any federal or state registry of inactive hazardous waste sites.

      5.14.4. To Seller's knowledge, except as set forth in Schedule 5.14, no condition exists at the Transmitter Sites or Studio Site that is reasonably likely to result in a material claim under Environmental Laws.

      5.14.5. Except as set forth in Schedule 5.14, there are no pending or, to the knowledge of Seller, threatened actions, suits, claims, or other legal proceedings based on (and Seller has not received any written notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Authority arising out of or attributable to): (a) the current or past presence at any part of the Transmitter Sites or Studio Site of Hazardous Materials; (b) the current or past release or threatened release into the environment from the Transmitter Sites or Studio Site (including into any storm drain, sewer, septic system or publicly owned treatment works) of any Hazardous Materials; (c) the off-site disposal of Hazardous Materials originating on or from the Transmitter Sites or Studio Site or the businesses or Purchased Assets of Seller; (d) any violation of Environmental Laws at any part of the Transmitter Sites or Studio Site (i) arising from Seller's activities involving Hazardous Materials, or (ii) to Seller's knowledge, from the activities of any other Person involving Hazardous Materials.

      5.14.6. Except as set forth in Schedule 5.14, Seller has been duly issued all permits, licenses, certificates and approvals required under any Environmental Law to operate the Purchased Assets as they are currently operated.

      5.14.7. Seller has made available to Purchaser all environmental assessments, reports, audits and other documents in its possession or under its control that relate to the Transmitter Sites or Seller's compliance with Environmental Laws with respect to the Purchased Assets.

      5.14.8. Within sixty (60) days following the date of this Agreement (the "Environmental Inspection Period"), Purchaser and/or its agents, employees and contractors, shall be entitled to (i) enter upon the Transmitter Sites and Studio Site, on at least twenty-four (24) hours' notice to Seller, to perform inspections and tests of the Transmitter Sites and Studio Site, including but not limited to an environmental audit and such soil borings as Purchaser deems advisable, and (ii) make such investigations with regard to environmental matters, including a Phase I site assessment of the Owned Transmitter Site ("Phase I"), as Purchaser deems advisable. The Phase I shall be conducted by an environmental professional chosen by Purchaser and performed in accordance with the minimum requirements for Phase I environmental audits as set forth in the Illinois Environmental Protection Act. The results of the Phase I shall show the absence of environmental contaminants at, on or under the Transmitter Sites and Studio Site in accordance with all Environmental Laws, including polychlorinated biphenols, asbestos and petroleum or fractions thereof. The Phase I may include a minimum of three (3) soil samples taken at such intervals, locations and/or depths as, in the judgment of the environmental professional conducting the Phase I, are most likely to reveal the presence of environmental contaminants. The samples shall thereafter be analyzed at a certified laboratory for the presence of any such contaminants. Purchaser shall deliver to Seller a copy of the results of any such Phase I. In the event that Purchaser disturbs or damages any portion of the Owned Transmitter Site in connection with such inspections, Purchaser shall repair and restore such portion, at no cost or expense to Seller, to substantially the condition existing prior to such disturbance or damage.

      5.14.9. If the result of any inspection, test, examination, verification or investigation performed pursuant to Section 5.14.8 indicates that remediation or other environmental clean-up is required (the "Remediation"), Purchaser, in its sole discretion and as its sole remedy, may, upon written notice to Seller within ten (10) business days following expiration of the Inspection Period, terminate this Agreement, in which event neither party shall have any further liability to the other hereunder. Notwithstanding the foregoing, Purchaser may, in lieu of terminating this Agreement, deliver written notice to Seller prior to the expiration of such ten (10) business day period demand that Seller perform the Remediation at Seller's sole expense. Seller shall thereafter commence Remediation, as soon as commercially reasonable. In the event that Remediation is not completed on or before the Closing Date, Purchaser shall have the right, at its option, to proceed with Closing upon Seller placing in escrow an amount equal to One Hundred Fifty percent (150%) of the unpaid estimated cost of Remediation to be completed. Said escrow shall be used to pay all costs of Remediation and the balance of funds remaining in escrow at the completion of all Remediation, if any, shall be returned to Seller.

  5.15. LITIGATION.

      There is no Order of any court or Governmental Authority and no action, suit, proceeding or investigation, judicial, administrative or otherwise that is pending or, to Seller's knowledge, threatened against or affecting the Stations.

  5.16. ASSUMED CONTRACTS AND ASSUMED LEASES.

      True and complete copies of all Assumed Contracts and Assumed Leases and all modifications, amendments and renewals thereof have been furnished to Purchaser and represent all contracts, leases, understandings and/or agreements of Seller in conjunction with the operation of the Stations except contracts for the sale of commercial air time. Seller is not in default in any material respect under any of the Assumed Contracts and Assumed Leases, and, as of the Closing Date, Seller will have paid all sums and performed in all material respects all obligations under the Assumed Contracts and Assumed Leases which are required to be paid or performed prior to the Closing Date. The Assumed Contracts and Assumed Leases are in full force and effect and are valid and, to the knowledge of Seller, enforceable in accordance with their respective terms.

  5.17. PUBLIC INSPECTION FILES.

      The public inspection files for the Stations are in material compliance with the regulations of the FCC relating thereto.

  5.18. BUSINESS RECORDS.

      Seller has, and after the Closing, Purchaser will have, the right to use the Business Records included in the Purchased Assets, free and clear of any royalty or other payment obligations.

  5.19. UNION ACTIVITY.

      Employees are not presently represented by and, to the knowledge of Seller, are not seeking representation through any union or other collective bargaining unit. Within two years of the date of this Agreement, no Action has been filed with or filed by the National Labor Relations Board or, to Seller's knowledge threatened.

  5.20. EMPLOYEE BENEFITS.

      Purchaser will have no obligation or liability due to or because of any past service liability, vested benefits, retirement plan insolvencies or other obligation under Law (including ERISA) resulting from the purchase of the Stations or from former Employees becoming employees of Purchaser. Nothing contained in this Agreement shall confer upon any Employee any right with respect to continued employment by Purchaser, nor shall anything herein interfere with any right Purchaser may have after the Closing Date to (i) terminate the employment of any of the Employees at any time, with or without cause, or (ii) establish or modify any of the terms or conditions of employment of the Employees in the exercise of Purchaser's independent business judgment.

  5.21. INTELLECTUAL PROPERTY.

      Schedule 2.1.8 sets forth a true and complete list of all Stations' Intangible Personal Property being sold to Purchaser under this Agreement. There are no pending or, to the knowledge of Seller, threatened Actions against Seller in respect to any Stations' Intangible Personable Property. Seller has such ownership of or such rights by Contract in and to the Stations' Intangible Personal Property as is necessary to use the Intangible Personal Property in the operation of the Stations as currently being used.

  5.22. INSURANCE.

      Seller now has in force adequate fire and other risk insurance covering the full replacement value of the Transmitter Sites and tangible personal property to be transferred herein and shall cause such insurance to be maintained in full force until the Closing Date.

  5.23. ALL ASSETS.

      The Purchased Assets constitute all of the assets, property and business owned or used by Seller or in which Seller has any interest in its operation of the Stations (other than the Excluded Assets and the facilities of the studio to be used by Purchaser under the Studio Use License Agreement pursuant to Article
4. The Purchase Assets include all of the assets necessary to comply with the Main Studio Rule for Station WKIF and Station WDEK.

  5.24. THIRD PARTY CONSENTS.

      The only consents from any Person, other than a Governmental Authority, which are required to be obtained by Seller in connection with the execution and delivery by Seller of this

Agreement and the consummation of the transactions contemplated hereby are set forth on Schedule 5.24. (the "THIRD PARTY CONSENTS").

  5.25. FINDERS AND BROKERS.

      No person has, as a result of any agreement entered into by Seller, any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

                                   ARTICLE 6.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to Seller as follows:

  6.1.  ORGANIZATION AND GOOD STANDING.

      Purchaser and each Purchaser Affiliate is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite power and authority to own and lease its properties and carry on its business as currently conducted.

  6.2.  DUE AUTHORIZATION.

      Subject to the FCC Assignment Order, Purchaser has full power and authority to enter into this Agreement and to carry out Purchaser's obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser and Purchaser Affiliate. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or general equitable principles.

  6.3.  EXECUTION AND DELIVERY.

      Neither the execution and delivery by Purchaser of this Agreement nor the consummation of the transactions contemplated hereby or thereby will: (a) conflict with or result in a breach of the certificate of incorporation or bylaws of Purchaser or Purchaser Affiliate; (b) subject to the FCC Assignment Order, violate any Law or Order of any court or Governmental Authority; or (c) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any material agreement, indenture, mortgage, or other instrument to which Purchaser or Purchaser Affiliate is a party or by which it is bound or affected.

  6.4.  CONSENTS.

      No approval, authorization, consent, order or other action of, or filing with, any court or Governmental Authority is required in connection with the execution and delivery by Purchaser of this Agreement or the consummation of the transactions contemplated hereby, other than those of the FCC. No approval, authorization or consent of any other Person is required in connection with the execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby or thereby, except as may have been previously obtained by Purchaser or Purchaser Affiliate.

  6.5.  FINDERS AND BROKERS.

      No person has as a result of any agreement entered into by Purchaser any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

  6.6.  PURCHASER'S QUALIFICATION.

      6.6.1. Purchaser and each Purchaser Affiliate is legally, financially and otherwise qualified to be the assignee of the FCC Licenses, and no waivers shall be required by the FCC for the consummation of the transactions contemplated hereby or the grant of the FCC Assignment Order. To Purchaser's knowledge, there are no facts or proceedings which would reasonably be expected (a) to disqualify Purchaser under the Communications Act or otherwise from holding the FCC Licenses, (b) to cause the FCC to flag the FCC Application and/or initiate a review of the potential effects on competition and/or diversity of the transaction, or (c) to cause the FCC not to approve the assignment of the FCC Licenses to Purchaser.

      6.6.2. To the knowledge of Purchaser, Purchaser or any Purchaser Affiliate shall not be required to sell, dispose of or surrender any FCC license held by Purchaser or any such Purchaser Affiliate with respect to any broadcast properties, or any other properties or businesses of Purchaser or such Purchaser Affiliate, as may be required under the Communications Act or the antitrust laws in order to consummate the sale and purchase of the Purchased Assets contemplated by this Agreement.

  6.7.  FINANCIAL ABILITY.

      Purchaser has, and on the Closing Date will have, cash available that is sufficient to enable Purchaser or a Purchaser Affiliate to consummate the transactions contemplated by this Agreement.

                                   ARTICLE 7.
                        CERTAIN COVENANTS AND AGREEMENTS

  7.1.  REGULATORY APPROVALS.

      7.1.1. No later than three (3) Business Days after the date hereof, Seller and Purchaser shall jointly cause to be filed by Seller's FCC counsel one or more applications with the FCC requesting its consent to the assignment of the FCC Licenses from Seller to a Purchaser Affiliate, which applications are attached hereto at Exhibit B (the "FCC Application"). Each party shall pay its own expenses in connection with the preparation and prosecution of the FCC Application and shall share equally any filing fees associated with the FCC Application.

      7.1.2. Upon the terms and subject to the conditions set forth in this Agreement, Seller and Purchaser shall each use their respective commercially reasonable efforts to promptly (a) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (b) obtain from any Governmental Authority or other Person any actions, non-actions, clearances, waivers, consents, approvals, permits or Orders required to be obtained by Seller, Purchaser or any of their respective Affiliates in connection with the authorization, execution, delivery and performance of this Agreement, the consummation of the other transactions contemplated hereby and thereby and the assignment of the FCC Licenses from Seller to a Purchaser Affiliate; (c) furnish all information required for any application or other filing to be made pursuant to any applicable Law or any applicable regulations of any Governmental Authority in connection with the transactions contemplated by this Agreement, including filings in connection with the FCC Application, and to supply promptly any additional information and documentary material that may be requested in connection with such filings or applications; (d) avoid the entry of, or have vacated or terminated, any Order that would restrain, prevent or delay the Closing or the FCC Assignment Order, including defending against and opposing any lawsuits or other proceedings (including any FCC reconsideration or review), whether judicial or administrative, reviewing or challenging this Agreement, the consummation of the other transactions contemplated hereby and thereby or the assignment of the FCC Licenses from Seller to a Purchaser Affiliate. No party to this Agreement shall consent to any voluntary delay of the assignment of the FCC Licenses from Seller to a Purchaser Affiliate or the consummation of the other transactions contemplated hereby at the behest of any Governmental Authority or other Person without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

      7.1.3. Notwithstanding anything in this Agreement to the contrary, if the Closing occurs before the FCC Assignment Order becomes a Final Order, the terms of Section 7.1.2 shall survive the Closing until the FCC Assignment Order becomes a Final Order; provided, however that such terms shall only survive as applied to actions relating to the obtaining of the FCC Assignment Order and such FCC Assignment Order becoming a Final Order. No assignment of the FCC Licenses shall occur prior to obtaining the FCC Assignment Order.

  7.2.  THIRD PARTY CONSENTS AND NOTICES.

      7.2.1. The consummation of this Agreement is subject to and contingent upon Seller obtaining the Third Party Consents for the Assumed Leases, which Third Party Consents shall be substantially in the form of the Consent to Assignment of Lease and Estoppel Agreement attached as Exhibit C hereto. As promptly as practicable after the date of this Agreement, Seller will use its commercially reasonable efforts to obtain all other Third Party Consents, each of which shall be in a form reasonably satisfactory to Purchaser. None of the Third Party Consents shall provide for any increase in cost or other change in terms and conditions after the Closing which would be materially adverse to Purchaser.

      7.2.2. If any Third Party Consent has not been obtained prior to Closing, and prior to Closing an Alternative Arrangement has been obtained with respect to the Assumed Contract to which such Third Party Consent pertains (in each case, a "Deferred Contract"), then Seller shall retain, until such time as such Third Party Consent shall have been obtained by Seller, all rights to and liabilities under the Deferred Contract. Until the assignment of the Deferred Contract, (a) Seller shall continue to use commercially reasonable efforts and Purchaser shall cooperate with Seller to obtain all required consents or approvals to remove any other impediments to such assignment, and (b) Seller shall cooperate with Purchaser (and Purchaser shall cooperate with Seller) in any lawful arrangement to provide (to the extent permitted without breach of such Deferred Contract) that Purchaser shall receive the benefits of such Deferred Contract after the Closing Date to the same extent, and without any additional cost or expense to Purchaser, as if such Deferred Contract had been assigned to Purchaser (such arrangement, an "Alternative Arrangement"). To the extent that Purchaser receives such benefits, Purchaser shall assume Seller's Liabilities thereunder arising on or after the Closing Date with respect to such Alternative Arrangement and Purchaser shall perform any such obligations of Seller arising under such Alternative Arrangement. If, subsequent to the Closing, Seller shall obtain all required consents or approvals required to assign any Deferred Contract, the Deferred Contract for which consent or approval to assign has been obtained shall at that time be deemed to be conveyed, granted, bargained, sold, transferred, setover, assigned, released, delivered and confirmed to Purchaser and assumed by Purchaser, without need of further action by Seller or of further documentation except for notice from Seller to Purchaser that such consent or approval has been obtained; and from and after the effective date such Deferred Contract is assigned to Purchaser, (i) no party shall have any further liability under the Alternative Arrangement related thereto, and (ii) the Deferred Contract shall be deemed to be an Assumed Contract.

  7.3.  ACCESS TO INFORMATION.

      From the date hereof until the Closing (upon reasonable notice to Seller), during normal business hours, Seller shall, and shall cause its officers, directors, employees, auditors and agents to, (a) afford the officers, employees and authorized agents and representatives of Purchaser reasonable access to the offices, properties, books and records of Seller to the extent related to the Purchased Assets, and (b) furnish to the officers, employees and authorized agents and representatives of Purchaser such additional information regarding the Purchased Assets as Purchaser may from time to time reasonably request in order to assist Purchaser in fulfilling its obligations under this Agreement and to facilitate the consummation of the transactions contemplated hereby; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of Seller or any Station.

  7.4.  PUBLIC ANNOUNCEMENTS.

      Seller and Purchaser shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated herein and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement as may be required by Law or any listing agreement with a national securities exchange to which Seller or Purchaser is a party if it has used all commercially reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

  7.5.  ORDINARY COURSE OF BUSINESS.

      7.5.1. During the period from the date hereof to the Closing Date, unless the prior consent of Purchaser is first obtained, Seller shall cause the Stations to not knowingly take any action which would cause the conditions set forth in Section
7.1 and Section 7.2 not to be satisfied as of the Closing Date.

      7.5.2. Seller shall not enter into or terminate any contract in an amount greater than $10,000 or for a term exceeding one year and to be assumed by Purchaser or a Purchaser Affiliate, or amend any provision of any contract in an amount greater than $10,000 or for a term exceeding one year and to be assumed by Purchaser, whether or not in the ordinary course of business, without the prior written consent of Purchaser, which consent will not be unreasonably withheld.

      7.5.3. In the event a Station operates with less than the maximum effective radiated power authorized by the FCC or fails to broadcast programming for a period of more than thirty (30) consecutive minutes, Seller shall notify Purchaser promptly of such event and shall provide an explanation for such reduction in operating power.

  7.6.  CONTROL OF THE STATION.

      Prior to the Closing, Purchaser shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Stations; such operations, including complete control and supervision of all of the Stations programs, employees, and policies, shall be the sole responsibility of Seller until the Closing.

  7.7.  RISK OF LOSS.

      Seller shall bear the risk of all damage to, loss of or destruction of any of the Purchased Assets between the date of this Agreement and the Closing Date. If any material portion of the Purchased Assets (other than items that are obsolete and not necessary for the continued operations of the Stations) shall suffer any material damage or destruction prior to the Closing Date, Seller shall promptly notify Purchaser in writing of such damage or destruction, shall promptly take all necessary steps to restore, repair or replace such assets at Seller's sole expense, and shall advise Purchaser in writing of the estimated cost to complete such restoration, repair or replacement and all amounts actually paid as of the date of the estimate. If necessary and provided that Seller is diligently pursuing such restoration, repair or replacement, the Closing Date shall be extended for a period not exceeding ninety (90) days to accomplish such restoration, repair or replacement. If such restoration, repair or replacement is not accomplished prior to the Closing Date, as the same may be extended as provided herein, Purchaser shall have the right, at its option, to proceed with to Closing upon Seller placing in escrow an amount equal to One Hundred Fifty percent (150%) of the estimated cost of restoration, repair or replacement to be completed. Said escrow shall be used to pay all costs of restoration, repair or replacement of the Purchased Assets and the balance of funds remaining in escrow at the completion of all restoration, repair or replacement, if any, shall be returned to Seller.

  7.8.  COLLECTION OF RECEIVABLES.

      Seller shall collect its own Accounts Receivable.

  7.9.  EMPLOYEE RELATED MATTERS.

      Purchaser and Seller agree that all Employees of Seller are the responsibility of Seller and Purchaser shall assume no Liabilities with respect to any Employees of Seller.

                                   ARTICLE 8.
                        CONDITIONS TO PURCHASER'S CLOSING

      The obligations of Purchaser to purchase the Purchased Assets and to proceed with the Closing are subject to the satisfaction (or waiver in writing by Purchaser) at or prior to the Closing of each of the following conditions:

  8.1.  REPRESENTATIONS AND WARRANTIES.

      The representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement). If as of the Closing, any of the warranties contained in this Agreement are untrue, then upon notice to Seller given on or before the Closing, Purchaser may terminate this Agreement, except in all cases where the failure of any representation or warranty to be true and correct would not have a Material Adverse Effect.

  8.2.  COVENANTS.

      Seller shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by Seller at or prior to the Closing.

  8.3.  PRIMARY BROADCAST LICENSES.

      The FCC primary broadcast licenses of the Stations shall contain no adverse modifications of the terms of such authorizations as they exist as of the date of this Agreement.

  8.4.  FCC ASSIGNMENT ORDER.

      The FCC Assignment Order shall be in full force and effect and be a Final Order.

  8.5.  FCC RENEWAL ORDERS.

      The FCC Renewal Orders shall be in full force and effect and be Final Orders.

  8.6.  NO ORDERS.

      No Order or temporary, preliminary or permanent injunction or restraining order shall have been entered by any Governmental Authority which expressly prohibits or materially restrains the transactions contemplated by this Agreement.

  8.7.  THIRD PARTY CONSENTS.

      All Third Party Consents shall have been obtained without the imposition of any conditions materially adverse to Purchaser; provided, that if an Alternative Arrangement has been entered into in lieu of the receipt of any such Third Party Consent for an Assumed Contract as contemplated by Section 7.2.2, no consents or approvals with respect to such Assumed Contract shall be required to be obtained under this Section 8.7.

  8.8.  MATERIAL ADVERSE EFFECT.

      No circumstance or event causing a Material Adverse Effect shall have occurred after the date of this Agreement which as not been cured by Seller as of the Closing Date.

  8.9.  CLOSING DELIVERIES.

      Purchaser shall have received the executed Ancillary Agreements and each of the other documents or items required to be delivered to it pursuant to
Section 10.1 hereof.

  8.10. TITLE TO OWNED TRANSMITTER SITE.

      8.10.1. Prior to the Closing Date, Purchaser shall obtain a current commitment for title insurance dated on or after the date hereof in the amount of the Purchase Price issued by Chicago Title Insurance Company (the "TITLE INSURER" showing title to the Owned Transmitter Site in Seller, and subject only to the Permitted Exceptions, with extended coverage over the general exceptions contained in such commitment, and with a survey, contiguity (if applicable), separate tax parcel, acreage and such other endorsements as Purchaser deems necessary (the "TITLE COMMITMENT"). If a separate price has not been allocated to the Owned Transmitter Site within such thirty (30) day period, the Seller shall have the Title Commitment updated with the correct Purchase Price for the Owned Transmitter Site at the time such allocation is made, in accordance with
Section 3.5.1 hereof. The Title Commitment shall be evidence of title as therein shown as to all matters insured by the owner's title insurance policy. All costs, fees and premiums for said title insurance required in this Section
8.10.1 shall be the liability of the Purchaser.

      8.10.2. If the Title Commitment discloses liens, encumbrances, exceptions or defects in title other than the Permitted Exceptions ("UNPERMITTED EXCEPTIONS") the Seller, at the Seller's sole expense shall have until:

            (a) fifteen (15) days prior to the Closing Date to cause the Title Insurer to waive the Unpermitted Exceptions off of the Title Commitment or commit to insure for the full amount of title insurance requested, against loss or damage that may be occasioned by the Unpermitted Exceptions, and give notice of same to the Purchaser; and/or

            (b) the Closing to cure or remove the Unpermitted Exceptions from the land title or other public records by payment of money or otherwise and give notice of same to the Purchaser.

If the Seller fails to have the Title Insurer waive the Unpermitted Exceptions off of the Title Commitment or have a commitment from the Title Insurer for insurance over the Unpermitted Exceptions issued and give notice thereof to the Purchaser, or cure or remove from the public record(s) the Unpermitted Exceptions by payment of money or otherwise and give notice of same to the Purchaser, within such specified times, so that the title insurance is subject only to the Permitted Exceptions, then the Purchaser may terminate this Agreement or elect upon notice given to the Seller on or before the Closing to take title to the Owned Transmitter Site as it is then, with the right to deduct from and set off and credit against the Purchase Price the amount or value of any such of the Unpermitted Exceptions. If the Purchaser does not so elect and give notice, this Agreement shall terminate.

  8.11. POSSESSION.

      The Seller shall deliver or cause to be delivered to the Purchaser as of the Closing full, unencumbered, complete and unrestricted physical possession, occupancy, use, control and quiet and peaceable enjoyment of the Owned Transmitter Site. If the Seller does not perform pursuant to this Section 8.11, then upon notice to the Seller given on the Closing, the Purchaser may terminate this Agreement.

  8.12. DAMAGE TO OR CONDEMNATION OF THE OWNED TRANSMITTER SITE.

      If at any time prior to the Closing all or any portion of the improvements on the Owned Transmitter Site are destroyed or damaged as a result of fire or any cause whatsoever, or if any eminent domain or condemnation proceedings are threatened or initiated or notice of the initiation of any such eminent domain or condemnation proceedings is received by the Seller, the Seller shall promptly give notice thereof to the Purchaser. All risk of condemnation or loss to the Owned Transmitter Site by governmental taking or exercise of power of eminent domain and all risk of loss, damage, or destruction to the Owned Transmitter Site by fire or otherwise, prior to the Closing, shall be on and belong to the Seller. If, prior to the Closing, all or a portion of the Owned Transmitter Site is subjected to a bona fide threat or notification of condemnation, taking or exercise of power of eminent domain by any government, quasi-government, public utility or other entity having such power or is taken by eminent domain or condemnation (or sale in lieu thereof), or all or any portion of the Owned Transmitter Site is damaged or destroyed by fire, wind, storm, hail, explosion, or other casualty or cause whatsoever, then the Purchaser may terminate this Agreement.

8.13 Seller shall have obtained the written consent of the landlord agreeing to Purchaser's occupation and use of the studio located at 150 N. Michigan Avenue, Chicago, IL (leased by Seller for the operation of Stations WKIE, WKIF and WDKR.

                                   ARTICLE 9.
                         CONDITIONS TO SELLER'S CLOSING

      The obligations of Seller to sell, transfer, convey and deliver the Purchased Assets and to proceed with the Closing are subject to the satisfaction (or waiver in writing by Seller) at or prior to the Closing of the following conditions:

  9.1.  REPRESENTATIONS AND WARRANTIES.

      The representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement), except in all cases where the failure of any representation or warranty to be true and correct would not prevent Purchaser from consummating this Agreement.

  9.2.  COVENANTS.

      Purchaser shall have performed the covenants and agreements contained in this Agreement that are to be performed by Purchaser as of the Closing, except in all cases where the failure to perform such covenants and agreements would not prevent Purchaser from consummating this Agreement.

  9.3.  FCC ASSIGNMENT ORDER.

      The FCC Assignment Order shall be in full force and effect and be a Final Order.

  9.4.  FCC RENEWAL ORDERS.

      The FCC Renewal Orders shall be in full force and effect and be Final Orders.

  9.5.  NO ORDERS.

      No Order or temporary, preliminary or permanent injunction or restraining order shall have been entered by any Governmental Authority which expressly prohibits or materially restrains the transactions contemplated by this Agreement.

  9.6.  CLOSING DELIVERIES.

      Seller shall have received the executed Ancillary Agreements and each of the other documents or items required to be delivered to it pursuant to Section
10.2 hereof.

                                   ARTICLE 10.
                      DOCUMENTS TO BE DELIVERED AT CLOSING

  10.1. DELIVERY BY SELLER.

      At the Closing, Seller shall deliver to Purchaser the following:

      10.1.1. Executed counterparts of the Ancillary Agreements and each of the other documents or items required to be delivered to Purchaser.

      10.1.2. The Business Records.

      10.1.3. Executed Third Party Consents.

      10.1.4. Executed counterpart of the joint instructions to Escrow Agent.

      10.1.5. All documents, if any, required by law or the Title Insurer for consummating the purchase and sale of the Owned Transmitter Site.

      10.1.6. All applicable real estate transfer tax declarations or affidavits related to the purchase and sale of the Owned Transmitter Site, as required by law.

      10.1.7. All keys and other means of access to the Owned Transmitter Site, all books and records of the Owned Transmitter Site, and all other indicia of ownership of the Owned Transmitter Site.

      10.1.8. Completed and executed Non-Foreign Person Affidavit for purposes of complying with the documentation and evidentiary standards of the Foreign Investment in Real Property Tax Act, IRC Section 1445, as amended, and the regulations thereunder and establishing that the Seller is not a "foreign person" (as defined therein).

      10.1.9. Such other instruments and documents as may be reasonably requested by Purchaser to effectuate the transaction contemplated herein.

  10.2. DELIVERY BY PURCHASER.

      At the Closing, Purchaser shall deliver to Seller the following:

      10.2.1. The Purchase Price in the amount and manner set forth in Section 3.1.

      10.2.2. Executed counterparts of the Ancillary Agreements and each of the other documents or items required to be delivered to Seller.

      10.2.3. Executed counterpart of the joint instructions to Escrow Agent.

      10.2.4. Such other instruments and documents as may reasonably requested by Seller to effectuate the transactions contemplated hereby.

                                   ARTICLE 11.
                                   TERMINATION

  11.1. TERMINATION.

      This Agreement may be terminated by the mutual written agreement of Purchaser and Seller, or, if the terminating party is not then in material breach of its obligations hereunder, upon written notice as follows:

      11.1.1. by Purchaser if Seller is in material breach of its obligations hereunder, such that the conditions set forth in Section 8.1 and Section 8.2 would not be satisfied as of the Closing, and such breach has not been cured by Seller within thirty (30) days of written notice of such breach (or such longer period of time if the breach cannot be reasonably cured within thirty (30) days and Seller is diligently attempting to cure such breach);

      11.1.2. by Seller if Purchaser is in material breach of its obligations hereunder, such that the conditions set forth in Section 9.1 and Section 9.2 would not be satisfied as of the Closing, and such breach has not been cured by Purchaser within thirty (30) days of written notice of such breach (or such longer period of time if the breach cannot be reasonably cured within thirty
(30) days and Purchaser is diligently attempting to cure such breach);

      11.1.3. by either Purchaser or Seller if the FCC denies the FCC Application in an order that has become a Final Order, or has designated the FCC Application for a hearing; or

      11.1.4. by either Purchaser or Seller if the Closing has not occurred on or before such date which is twelve (12) months after the date of this Agreement (the "Termination Date").

  11.2. EFFECT OF TERMINATION.

      In the event of termination of this Agreement pursuant to Section 11.1 above, all rights and obligations of the parties under this Agreement shall terminate without any liability of any party to any other party (except for any liability of any party for any material breach of this Agreement, in which case any non-breaching party shall have all rights and remedies available at law or in equity). In the event of such termination, the Escrow Deposit shall be returned to Purchaser. Notwithstanding anything to the contrary contained herein, the provisions of Section 14.4 shall expressly survive the termination of this Agreement.

                                   ARTICLE 12.
                             DISBURSEMENT OF DEPOSIT

  12.1. FAILURE TO CLOSE WITHOUT FAULT.

      In the event that (i) each of the parties hereto shall have satisfied in full all of the obligations of such party under this Agreement which were to have been satisfied by such party prior to the Closing Date and shall not have breached in any material respect any representation, warranty, covenant or agreement of such party contained in this Agreement, but (ii) the closing shall nevertheless fail to take place (without any fault on the part of any party) prior to the Termination Date because one or more conditions to the closing in
Article 8 and Article 9 hereof shall not have been satisfied or waived, and this Agreement has been terminated, the Deposit, together with any interest earned thereon, shall be returned to Purchaser.

  12.2. DISBURSEMENT OF DEPOSIT TO SELLER.

      If the conditions to closing specified in Article 8 and Article 9 hereof shall have been satisfied and either (i) Purchaser shall default in the performance of any of its material obligations or materially breach any of its representations, warranties, covenants or agreements hereunder and Seller shall have performed all of its material obligations and shall not have materially breached any of its representations, warranties, covenants or agreements hereunder, or (ii) (1) pursuant to the terms of this Agreement, Purchaser shall be obligated to purchase the Stations Assets, (2) Seller shall have duly satisfied each of the conditions of Article 9 above to be satisfied by it (or, in the case of any such condition which is to be satisfied at the Closing, shall have demonstrated a willingness and ability to satisfy such condition in the event the

Closing were to take place), except to the extent that any failure to satisfy such condition was caused in any material respect by Purchaser, and (3) Purchaser shall nevertheless fail to purchase the Stations Assets in accordance herewith, in the event Seller terminates this Agreement, the Deposit, together with any interest earned thereon, shall be disbursed to Seller as liquidated damages in accordance with the terms of the Escrow Agreement. The parties agree that such disbursement of the Deposit is not a penalty and is a reasonable estimation of damages actually incurred.

  12.3. RETURN OF DEPOSIT TO PURCHASER.

      If the conditions to closing specified in Article 8 and Article 9 hereof shall have been satisfied and either (i) Seller shall default in the performance of its material obligations or materially breach any of its representations, warranties, covenants or agreements hereunder and Purchaser shall have performed all of its material obligations and shall not have materially breached any of its representations, warranties, covenants or agreements hereunder, or (ii) (1) pursuant to the terms of this Agreement, Seller shall be obligated to sell the assets and properties hereunder to Purchaser, (2) Purchaser shall have duly satisfied each of the conditions of Article 8 above to be satisfied by it (or, in the case of any such condition which is to be satisfied at the closing, shall have demonstrated a willingness and ability to satisfy such condition in the event the closing were to take place), except to the extent that any failure to satisfy such condition was caused in any material respect by Seller, and (3) Seller shall nevertheless fail to sell the assets and properties to Purchaser in accordance herewith, in the event Purchaser terminates this Agreement, the Deposit, together with any interest earned thereon, shall forthwith be returned to Purchaser.

  12.4. MUTUAL AGREEMENT.

      In the event this Agreement is terminated by mutual agreement of Seller and Purchaser, the Deposit, together with any interest earned thereon, shall be delivered in accordance with the mutual agreement of the parties.

                                   ARTICLE 13.
                       RIGHTS OF INDEMNIFICATION; DEFAULT

  13.1. SELLER'S INDEMNIFICATION OF PURCHASER.

      13.1.1. It is understood and agreed that Purchaser does not assume, and shall not be obligated to pay, any Liabilities of Seller under the terms of this Agreement or otherwise and shall not be obligated to perform any obligations of Seller of any kind or manner except the Assumed Contracts. Seller hereby agrees to indemnify and hold Purchaser, its successors and assigns, harmless from and against: (i) actions and Liabilities arising from the operation of the Stations prior to the Closing Date, including Actions and Liabilities arising or required to be performed prior to the Closing Date under any Contract assumed by Purchaser hereunder; (ii) any and all Losses resulting from a material misrepresentation, breach of warranty or nonfulfillment of a Contract on the part of Seller under this Agreement, arising out of events occurring prior to the Closing Date, or from a material misrepresentation in or omission from any certificate, Ancillary Agreement or other instrument furnished to Purchaser pursuant to this

Agreement, or in connection with any of the transactions contemplated hereby; and (iii) any and all Losses, including reasonable attorneys' fees, incurred by Purchaser as a result of Seller's failure or refusal to compromise or defend any Action incident to the foregoing provisions.

Notwithstanding the foregoing, Seller shall not be required to indemnify Purchaser under the foregoing clauses (i), (ii) or (iii) unless the aggregate amount owed by Seller to Purchaser pursuant to the foregoing clauses (i), (ii) and (iii) exceeds Fifty Thousand Dollars ($50,000.00), in which event Seller shall be required to indemnify Purchaser for the entire amount owed.

      13.1.2. If any Action for which Purchaser is entitled to indemnity is asserted against Purchaser by a third party, Purchaser shall promptly give Seller notice thereof and give Seller an opportunity to defend the same with counsel of Seller's choice (subject to the approval of Purchaser, not to be unreasonably withheld or delayed) at Seller's expense. Purchaser, at Seller's expense, shall provide reasonable cooperation in connection with such defense. In the event that Seller desires to compromise or settle any such Action, Purchaser shall have the right to consent to such settlement or compromise; provided, however, that if such compromise or settlement is for money damages only and will include a full release and discharge of Purchaser, and Purchaser withholds its consent to such compromise or settlement, Purchaser and Seller agree that (i) Seller's liability shall be limited to the amount of the proposed settlement and, upon payment of such sum to Purchaser, Seller shall thereupon be relieved of any further liability with respect to such Action, and (ii) from and after such date, Purchaser will undertake all legal costs and expenses in connection with any such Action. If Seller fails to defend any Action within a reasonable time, Purchaser shall be entitled to assume the defense thereof, and Seller shall be liable to Purchaser for its expenses reasonably incurred, including attorneys' fees and payment of any settlement amount or judgment.

  13.2. PURCHASER'S INDEMNIFICATION OF SELLER.

      13.2.1. Purchaser hereby agrees to indemnify and hold Seller and its successors and assigns harmless from and against: (i) actions and Liabilities arising from the operation of the Stations on or after the Closing Date, including Actions arising or required to be performed on or after the Closing Date under any Contract assumed by Purchaser hereunder; (ii) any and all Losses resulting from a material misrepresentation, breach of warranty, nonfulfillment of any Contract, assumed or required to be assumed by Purchaser under this Agreement, or from a material misrepresentation in or omission from any certificate, Ancillary Agreement or other instrument furnished to Purchaser pursuant to this Agreement, or in connection with any of the transactions contemplated hereby; and (iii) any and all Losses, including reasonable attorneys' fees, incurred by Seller as the result of Purchaser's failure or refusal to defend or compromise any Action incident to any of the foregoing provisions.

Notwithstanding the foregoing, Purchaser shall not be required to indemnify Seller under the foregoing clauses (i), (ii) or (iii) unless the aggregate amount owed by Purchaser to Seller pursuant to the foregoing clauses (i), (ii) and (iii) exceeds Fifty Thousand Dollars ($50,000.00), in which event Purchaser shall be required to indemnify Seller for the entire amount owed.

      13.2.2. If any Action covered by the foregoing indemnity is asserted against Seller by a third party, Seller shall notify Purchaser promptly and give Purchaser an opportunity to defend the same with counsel of Purchaser's choice (subject to the approval of Seller, not to be unreasonably withheld or delayed) at Purchaser's expense. Seller, at Purchaser's expense, shall provide reasonable cooperation in connection with such defense. In the event that Purchaser desires to compromise or settle any such Action and such compromise will adversely affect Seller, Seller shall have the right to consent to such settlement or compromise; provided, however, that if such compromise or settlement is for money damages only and will include a full release and discharge of Seller, and Seller withholds its consent to such compromise or settlement, Purchaser and Seller agree that (i) Purchaser's liability shall be limited to the amount of the proposed settlement and, upon payment of such sum to Seller, Purchaser shall thereupon be relieved of any further liability with respect to such Action, and (ii) from and after such date, Seller will undertake all legal costs and expenses in connection with any such Actions. If Purchaser fails to defend any Action within a reasonable time, Seller shall be entitled to assume the defense thereof, and Purchaser shall be liable to Seller for its expenses reasonably incurred, including attorneys' fees and payment of any settlement amount or judgment.

  13.3. CURE PERIOD.

In the event either party shall default in its obligations hereunder, such party shall have a period not to exceed fifteen (15) days after notice thereof by the other party in which to cure said default.

                                   ARTICLE 14.
                            MISCELLANEOUS PROVISIONS

  14.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

      All representations, warranties, covenants and agreements contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations, warranties, covenant and agreements were made on and as of such time, and all such representations warranties, covenants and agreements shall survive the Closing for a period of eighteen (18) months from the Closing Date; provided, however, neither party shall have any liability for a misrepresentation or breach of warranty unless written notice of claim specifying with particularity the facts upon which such claim is based has been given the other party within eighteen (18) months of the Closing Date.

  14.2. SPECIFIC PERFORMANCE.

      Seller acknowledges that the Purchased Assets and the transactions contemplated hereby are unique, that a failure by Seller to complete such transactions will cause irreparable injury to Purchaser, and that actual damages for any such failure may be difficult to ascertain and may be inadequate. Consequently, Seller and Purchaser agree that Purchaser shall be entitled, in the event of a default by Seller, to specific performance of any of the provisions of this Agreement in addition to any other legal or equitable remedies to which Purchaser may otherwise be entitled. In the event any action is brought, the prevailing party shall be entitled to recover court costs and reasonable attorneys' fees.

  14.3. ADDITIONAL ACTIONS, DOCUMENTS AND INFORMATION.

      Purchaser agrees that it will, at any time, prior to, at or after the Closing Date, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments and obtain such consents, as may be reasonably requested by Seller in connection with the consummation of the transactions contemplated by this Agreement. Seller agrees that it will, at any time, prior to, at or after the Closing Date, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments and obtain such consents, as may be reasonably requested by Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

  14.4. FEES AND EXPENSES.

      Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors, and accountants incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expense, whether or not the Closing shall have occurred.

  14.5. NOTICES.

      All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

      If to Seller:

              Spanish Broadcasting System, Inc.
              2601 South Bayshore Drive, PH II
              Coconut Grove, Florida 33133
              Attention: Raul Alarcon, Jr.
              Telephone: (305) 441-6901
              Facsimile: (305) 444-2179

      with a copy (which shall not constitute notice) to:

              Kaye Scholer LLP
              901 15th Street, N.W.
              Suite 1100
              Washington, D.C.  20005
              Attention: Jason L. Shrinsky, Esq.
              Telephone: (202) 682-3506
              Facsimile (202) 682-3580

      If to Purchaser:

              Newsweb Corporation
              1645 West Fullerton Avenue
              Chicago, Illinois 60614
              Attention: Charles Frank Gross, COO
              Telephone: (773) 975-0401
              Facsimile: (773) 975-1301

      with a copy (which shall not constitute notice) to:

              Holland & Knight LLP
              2099 Pennsylvania Avenue, NW
              Suite 100
              Washington, DC  20006-6801
              Attention: Edward W. Hummers, Jr.
              Telephone: (202) 457-7145
              Facsimile: (202) 955-5564

or such other address as the addressee may indicate by written notice to the other parties.

      Each notice, demand, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

  14.6. WAIVER.

      No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

  14.7. BENEFIT AND ASSIGNMENT.

      14.7.1. Except as to the assignments by Purchaser to Purchaser Affiliates (to which assignments Seller hereby consents), no party hereto shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other party hereto.

      14.7.2. Any purported assignment contrary to the terms hereof shall be null, void and of no force and effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No Person, other than the parties hereto, is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

  14.8. ENTIRE AGREEMENT; AMENDMENT.

      This Agreement and the Escrow Agreement, including the Schedules and Exhibits hereto and thereto and the other instruments and documents referred to herein or therein or delivered pursuant hereto or thereto contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior oral or written agreements, commitments or understandings with respect to such matters. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the party or parties against whom enforcement of the amendment, modification or discharge is sought.

  14.9. SEVERABILITY.

      If any part of any provision of this Agreement or any other contract, agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions of said contract, agreement, document or writing.

  14.10. HEADINGS.

      The headings of the sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

  14.11. GOVERNING LAW; JURISDICTION.

      This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the laws of the State of Illinois, without giving effect to the conflicts of law principles thereof. The parties hereto hereby waive personal service of any process in connection with any such action, suit or proceeding and agree that the service thereof may be made by certified or registered mail addressed to or by personal delivery to the other party, at such other party's address set forth pursuant to Section 14.5 hereof. In the alternative, in its discretion, any of the parties hereto may effect service upon any other party in any other form or manner permitted by law.

  14.12. SIGNATURE IN COUNTERPARTS.

      This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

      IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first above written.

                                        PURCHASER:

                                        NEWSWEB CORPORATION

                                        By:  /s/ Charles Frank Gross
                                             ----------------------------------
                                        Name: Charles Frank Gross
                                        Title: Senior Vice President & Chief
                                               Operating Officer

                                        SELLER:

                                        SPANISH BROADCASTING SYSTEM OF
                                                ILLINOIS, INC.

                                        By:  /s/ Raul Alarcon, Jr.
                                             -----------------------------------
                                        Name: Raul Alarcon, Jr.
                                        Title: President/Chief Executive Officer

                                     ANNEX I
                                   DEFINITIONS

      "ACCOUNTS RECEIVABLE" shall mean all accounts receivable with respect to the Stations as of the end of the broadcast day immediately preceding the Closing Date.

      "ACTION" shall mean any claim, action, suit, arbitration, opposition, inquiry, proceeding or investigation by or before any Governmental Authority.

      "AFFILIATES" of a party shall mean persons or entities that directly, or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, such party.

      "AGREEMENT" shall have the meaning set forth in the Preamble.

      "ALTERNATIVE ARRANGEMENT" shall have the meaning set forth in Section
7.2.2.

      "ANCILLARY AGREEMENTS" shall mean, collectively, the Assignment and Assumption of Contracts, Assignment and Assumption of Lease Agreements, Bill of Sale, Warranty Deed, Escrow Agreement, Studio Use License Agreement and all certificates executed or delivered by a Person pursuant to this Agreement and such Agreements.

      "APPRAISAL FIRM" shall have the meaning set forth in Section 3.5.1.

      "ASSIGNMENT AND ASSUMPTION OF CONTRACTS" shall mean the Assignment and Assumption of Contracts to be executed by Purchaser and Seller on the Closing Date in substantially the form attached as Exhibit D hereto.

      "ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENTS" shall mean the Assignment and Assumption of Lease Agreements to be executed by Purchaser and Seller on the Closing Date in substantially the form attached as Exhibit E hereto.

      "ASSUMED CONTRACTS" shall have the meaning set forth in Section 2.4.

      "ASSUMED LEASES" shall have the meaning set forth in Section 2.3.

      "BILL OF SALE" shall mean the Bill of Sale to be executed by Purchaser and Seller on the Closing Date in substantially the form attached as Exhibit F hereto.

      "BUSINESS DAY" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Illinois are authorized or required by law to close.

      "BUSINESS RECORDS" shall have the meaning set forth in Section 2.1.9.

      "CALL LETTERS" shall have the meaning set forth in Section 2.1.8.

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

      "CLOSING" shall have the meaning set forth in Section 3.3.

      "CLOSING DATE" shall have the meaning set forth in Section 3.3.

      "CODE" shall mean the Internal Revenue Code of 1986, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

      "COMMUNICATIONS ACT" shall mean the Communications Act of 1934, as amended and the rules, regulations, policies and orders promulgated thereunder, as in effect from time to time.

      "CONSENT TO ASSIGNMENT OF LEASE AND ESTOPPEL AGREEMENTS" shall mean the Consent to Assignment of Lease and Estoppel Agreements to be executed with regard to the Leased Transmitter Sites and Studio Site substantially in the form attached as Exhibit C.

      "CONTRACT" shall mean any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument.

      "CONTROL" shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term "CONTROLLED" shall have a correlative meaning.

      "DEFERRED CONTRACT" shall have the meaning set forth in Section 7.2.2.

      "DEPOSIT" shall have the meaning set forth in Section 3.2.

      "EMPLOYEE" shall mean an individual employed by Seller and primarily engaged in the operation of a Station.

      "ENVIRONMENTAL INSPECTION PERIOD" shall have the meaning set forth in
Section 5.14.8.

      "ENVIRONMENTAL LAWS" shall mean the applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, ("CERCLA"); 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101 et seq.; the Resource Conservation and Recovery Act ("RCRA"), as amended by the Solid Waste Disposal Act, 42 U.S.C. Section 6901; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C.
Section 7401 et seq.; Section 101(14) of the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601(14); or any other applicable federal, state, or local laws relating to Hazardous Materials generation, production, use, storage, treatment, transportation or disposal, or the protection of the environment.

      "EQUIPMENT WARRANTIES" shall have the meaning set forth in Section 2.1.10.

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

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "ESCROW AGENT" shall have the meaning set forth in Section 3.2.

      ESCROW AGREEMENT shall have the meaning set forth in Section 3.2.

      "EXCLUDED ASSETS" shall have the meaning set forth in Section 2.2.

      "EXCLUDED LIABILITIES" shall have the meaning set forth in Section 2.5.

      "FCC" shall mean the Federal Communications Commission.

      "FCC APPLICATION" shall have the meaning set forth in Section 7.1.1.

      "FCC ASSIGNMENT ORDER" shall mean the FCC action (including action by the Media Bureau pursuant to delegated authority) consenting, without any condition materially adverse to Purchaser or Seller, to the assignment of the FCC Licenses from Seller to the appropriate Purchaser Affiliate.

      "FCC LICENSES" shall have the meaning set forth in Section 2.1.1.

      "FCC RENEWAL ORDER" shall mean the FCC action or actions (including action by the Media Bureau pursuant to delegated authority) granting the renewal of the license of each of the Stations.

      "FINAL ORDER" shall mean that the FCC Assignment Order or FCC Renewal Order shall have become final, that is, that the time period for filing any protests or requests or petitions for stay, reconsideration, rehearing, review or appeal by the FCC or a court of competent jurisdiction of such order and the time period for the FCC or its staff to have taken any actions to reconsider or review such order shall have expired, and that no timely protest or request or petition for stay, reconsideration, rehearing, review or appeal by the FCC or a court of competent jurisdiction or action by the FCC or its staff to reconsider or review such order shall be pending.

      "GOVERNMENTAL AUTHORITY" shall mean any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other.

      "HAZARDOUS MATERIALS" shall mean any wastes, substances, or materials (whether solids, liquids or gases) that is listed, regulated or defined (a) as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or defined as such by, or regulated as such or (b) under any Environmental Law, including petroleum, oil or any derivative thereof, PCBs or asbestos.

      "INSPECTION PERIOD" shall have the meaning set forth is Section 5.14.8.

      "INTELLECTUAL PROPERTY" shall mean (a) all trademarks, service marks, trade names, Internet domain names, call signs, designs, logos, slogans, jingles and general intangibles of like kind, together with all goodwill, associated therewith, including any registrations and/or applications relating to the foregoing; (b) all patents and copyrights, including any registrations and/or applications relating to either of the foregoing; (c) all Internet web sites, content and databases; (d) all software; (e) all confidential information, technology, know how, inventions, processes, formulae, algorithms, models and methodologies; and (f) all Contracts with any third parties in respect of the foregoing.

      "LAW" shall mean any federal, state, local or non-United States statute, law, ordinance, rule, regulation, code order or other requirement of law.

      "LEASED TRANSMITTER SITES" shall have the meaning set forth in Section 2.1.3.

      "LIABILITIES" shall mean, as to any Person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent of such Person, whether accrued, vested or otherwise, whether in contract, tort, strict liability or otherwise and whether or not actually reflected, or required by generally accepted accounting principles to be reflected, in such Person's balance sheets or other books and records.

      "LIENS" shall mean, statutory or otherwise, mortgage, liens, security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, charges or encumbrances of any nature whatsoever.

      "LOSSES" shall mean any and all losses, damages, costs, costs of enforcement, expenses, Liabilities, obligations and claims of any kind (including any Action brought by any Governmental Authority or Person and including reasonable attorneys' and consultants' fees and expenses and other costs and expenses reasonably incurred in any investigation, remediation, defense or settlement).

      "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the Purchased Assets taken as a whole, but shall specifically exclude any material adverse effect caused by (a) factors affecting the radio industry generally or the market in which the Stations operate or (b) general, national, regional or local economic or financial conditions; and provided that none of the following shall be deemed by itself or by themselves, either alone or in combination with one another, to constitute, create or cause a Material Adverse Effect: (i) the failure to achieve any financial targets, projections or milestones set forth in any Seller business plan or budget, or
(ii) liquidity or cash flow deficiencies affecting Seller's business, properties, assets, liabilities, financial condition, results of operations, properties or prospects.

      "OFFICE EQUIPMENT" shall have the meaning set forth in Section 2.1.7.

      "ORDER" shall mean any order, writ, injunction, judgment, plan or decree of any Governmental Authority.

      "OWNED TRANSMITTER SITES" shall have the meaning set forth in Section
2.1.2.

      "PERMITTED EXCEPTIONS" shall mean (a) real estate general property (ad valorem) taxes accrued but not due and payable as of the Closing; (b) acts and deeds done or suffered by the Purchaser affecting the Owned Transmitter Site;
(c) utility easements of record, not restricting or interfering with the Purchaser's intended improvement and development of the Owned Transmitter Site and which have not been encroached upon; (d) restrictions or rights granted to governmental authorities under applicable law to the extent not arising pursuant to any defaults thereunder; and (e) zoning, building, or similar restrictions relating to or affecting the Owned Transmitter Site which do not arise in connection with a violation of applicable law and do not limit the current use of the Owned Transmitter Site in any material respect.

      "PERMITTED LIENS" shall mean (a) Liens for taxes not yet due and payable;
(b) landlord's Liens and Liens for property taxes not delinquent; (c) statutory Liens that were created in the ordinary course of business and which are not delinquent; (d) restrictions or rights granted to Governmental Authorities under applicable Law to the extent not arising pursuant to any defaults thereunder;
(e) zoning, building, or similar restrictions relating to or affecting property which do not arise in connection with a violation of applicable Law and do not limit the current use of the property in any material respect; (f) customary utility and similar easements affecting property; and (g) Liens for which a proration adjustment is made pursuant to Section 3.6 of this Agreement.

      "PERSON" or "PERSON" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Governmental Authority.

      "PHASE I" shall have the meaning set forth in Section 5.14.8.

      "PURCHASED ASSETS" shall have the meaning set forth in Section 2.1.

      "PURCHASE PRICE" shall have the meaning set forth in Section 3.1.

      "PURCHASER" shall have the meaning set forth in the Preamble.

      "PURCHASER AFFILIATE" shall mean each Affiliate of Purchaser, as established by Purchaser, to be the licensee of each Station.

      "REMEDIATION" shall have the meaning set forth in Section 5.14.9.

      "SELLER" shall have the meaning set forth in the Preamble and shall include Seller Affiliates.

      "SELLER AFFILIATES" shall have the meaning set forth in the Recitals.

      "STATIONS" shall have the meaning set forth in the Recitals.

      "STUDIO SITE" shall have the meaning set forth in Section 2.1.5.

      "STUDIO USE LICENSE AGREEMENT" shall mean the Studio Use License Agreement to be executed by Purchaser and Seller on the Closing Date in substantially the form attached as Exhibit G hereto.

      "TAXES" shall mean all federal, state and local taxes (including income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Authorities.

      "TERMINATION DATE" shall have the meaning set forth in Section 11.1.4.

      "THIRD PARTY CONSENTS" shall have the meaning set forth in Section 5.24.

      "TITLE COMMITMENT" shall have the meaning set forth in Section 8.10.

      "TITLE INSURER" shall have the meaning set forth in Section 8.10.

      "TRADEOUT AGREEMENT" shall mean any Contract of Seller, oral or written, pursuant to which Seller has agreed to sell or trade commercial air time or commercial production services of the Stations in consideration for any property or services in lieu of or in addition to cash.

      "TRANSMITTER SITES" shall have the meaning set forth in Section 2.1.3.

      "UNPERMITTED EXCEPTIONS" shall have the meaning set forth in Section
8.10.2.

      "WARRANTY DEED" shall mean a recordable warranty deed, in customary form, consistent with statutory requirements, that provides for return thereof to grantee therein after recording, free and clear of all liens, encumbrances, exceptions and defects except and subject to only the Permitted Exceptions.

                                TABLE OF CONTENTS

                                                                                    PAGE NOS.
ARTICLE 1. DEFINITIONS AND REFERENCES...........................................         1
ARTICLE 2. PURCHASE AND SALE....................................................         1
     2.1.           PURCHASE AND SALE OF ASSETS.................................         1
     2.2.           EXCLUDED ASSETS.............................................         3
     2.3.           ASSUMED LEASES..............................................         4
     2.4.           ASSUMED CONTRACTS...........................................         5
     2.5.           EXCLUDED LIABILITIES........................................         5
ARTICLE 3. PURCHASE PRICE; CLOSING..............................................         5
     3.1.           PURCHASE PRICE..............................................         5
     3.2.           ESCROW DEPOSIT..............................................         6
     3.3.           TIME OF CLOSING.............................................         6
     3.4.           CLOSING PROCEDURES..........................................         6
     3.5.           ALLOCATION OF PURCHASE PRICE................................         6
     3.6.           PRORATIONS..................................................         7
ARTICLE 4. USE OF STUDIOS.......................................................         8
ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF SELLER.............................         9
     5.1.           ORGANIZATION; GOOD STANDING.................................         9
     5.2.           PERFORMANCE OF SELLER AFFILIATES............................         9
     5.3.           DUE AUTHORIZATION...........................................         9
     5.4.           EXECUTION AND DELIVERY......................................         9
     5.5.           GOVERNMENTAL APPROVALS......................................        10
     5.6.           TITLE TO PERSONAL PROPERTY..................................        10
     5.7.           LEASED TRANSMITTER SITES AND STUDIO SITE....................        10
     5.8.           TANGIBLE PERSONAL PROPERTY..................................        10
     5.9.           FCC LICENSES................................................        11
     5.10.          COMPLIANCE WITH LAW.........................................        11
     5.11.          REPORTS.....................................................        11
     5.12.          TAXES.......................................................        11
     5.13.          OWNED TRANSMITTER SITE......................................        12
     5.14.          ENVIRONMENTAL MATTERS.......................................        13
     5.15.          LITIGATION..................................................        15

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

     5.16.          ASSUMED CONTRACTS AND ASSUMED LEASES........................        15
     5.17.          PUBLIC INSPECTION FILES.....................................        15
     5.18.          BUSINESS RECORDS............................................        15
     5.19.          UNION ACTIVITY..............................................        16
     5.20.          EMPLOYEE BENEFITS...........................................        16
     5.21.          INTELLECTUAL PROPERTY.......................................        16
     5.22.          INSURANCE...................................................        16
     5.23.          ALL ASSETS..................................................        16
     5.24.          THIRD PARTY CONSENTS........................................        16
     5.25.          FINDERS AND BROKERS.........................................        17
ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF PURCHASER..........................        17
     6.1.           ORGANIZATION AND GOOD STANDING..............................        17
     6.2.           DUE AUTHORIZATION...........................................        17
     6.3.           EXECUTION AND DELIVERY......................................        17
     6.4.           CONSENTS....................................................        17
     6.5.           FINDERS AND BROKERS.........................................        18
     6.6.           PURCHASER'S QUALIFICATION...................................        18
     6.7.           FINANCIAL ABILITY...........................................        18
ARTICLE 7. CERTAIN COVENANTS AND AGREEMENTS.....................................        18
     7.1.           REGULATORY APPROVALS........................................        18
     7.2.           THIRD PARTY CONSENTS AND NOTICES............................        19
     7.3.           ACCESS TO INFORMATION.......................................        20
     7.4.           PUBLIC ANNOUNCEMENTS........................................        20
     7.5.           ORDINARY COURSE OF BUSINESS.................................        20
     7.6.           CONTROL OF THE STATION......................................        21
     7.7.           RISK OF LOSS................................................        21
     7.8.           COLLECTION OF RECEIVABLES...................................        21
     7.9.           EMPLOYEE RELATED MATTERS....................................        22
ARTICLE 8. CONDITIONS TO PURCHASER'S CLOSING....................................        22
     8.1.           REPRESENTATIONS AND WARRANTIES..............................        22
     8.2.           COVENANTS...................................................        22
     8.3.           PRIMARY BROADCAST LICENSES..................................        22
     8.4.           FCC ASSIGNMENT ORDER........................................        22
     8.5.           FCC RENEWAL ORDERS..........................................        22
     8.6.           NO ORDERS...................................................        22

     8.7.           THIRD PARTY CONSENTS........................................        23
     8.8.           MATERIAL ADVERSE EFFECT.....................................        23
     8.9.           CLOSING DELIVERIES..........................................        23
     8.10.          TITLE TO OWNED TRANSMITTER SITE.............................        23
     8.11.          POSSESSION..................................................        24
     8.12.          DAMAGE TO OR CONDEMNATION OF THE OWNED TRANSMITTER SITE.....        24
ARTICLE 9. CONDITIONS TO SELLER'S CLOSING.......................................        24
     9.1.           REPRESENTATIONS AND WARRANTIES..............................        25
     9.2.           COVENANTS...................................................        25
     9.3.           FCC ASSIGNMENT ORDER........................................        25
     9.4.           FCC RENEWAL ORDERS..........................................        25
     9.5.           NO ORDERS...................................................        25
     9.6.           CLOSING DELIVERIES..........................................        25
ARTICLE 10. DOCUMENTS TO BE DELIVERED AT CLOSING................................        25
     10.1.          DELIVERY BY SELLER..........................................        25
     10.2.          DELIVERY BY PURCHASER.......................................        26
ARTICLE 11. TERMINATION.........................................................        26
     11.1.          TERMINATION.................................................        26
     11.2.          EFFECT OF TERMINATION.......................................        27
ARTICLE 12. DISBURSEMENT OF DEPOSIT.............................................        27
     12.1.          FAILURE TO CLOSE WITHOUT FAULT..............................        27
     12.2.          DISBURSEMENT OF DEPOSIT TO SELLER...........................        27
     12.3.          RETURN OF DEPOSIT TO PURCHASER..............................        28
     12.4.          MUTUAL AGREEMENT............................................        28
ARTICLE 13. RIGHTS OF INDEMNIFICATION; DEFAULT..................................        28
     13.1.          SELLER'S INDEMNIFICATION OF PURCHASER.......................        28
     13.2.          PURCHASER'S INDEMNIFICATION OF SELLER.......................        29
     13.3.          CURE PERIOD.................................................        30
ARTICLE 14. MISCELLANEOUS PROVISIONS............................................        30
     14.1.          SURVIVAL OF REPRESENTATIONS AND WARRANTIES..................        30
     14.2.          SPECIFIC PERFORMANCE........................................        30
     14.3.          ADDITIONAL ACTIONS, DOCUMENTS AND INFORMATION...............        31
     14.4.          FEES AND EXPENSES...........................................        31
     14.5.          NOTICES.....................................................        31
     14.6.          WAIVER......................................................        32

     14.7.          BENEFIT AND ASSIGNMENT......................................        32
     14.8.          ENTIRE AGREEMENT; AMENDMENT.................................        33
     14.9.          SEVERABILITY................................................        33
     14.10.         HEADINGS....................................................        33
     14.11.         GOVERNING LAW; JURISDICTION.................................        33
     14.12.         SIGNATURE IN COUNTERPARTS...................................        33

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